AXIS SPECIALTY LIMITED
OVERBAY, 106 PITTS BAY ROAD
PEMBROKE, HM 08

D. Andrew Cook

14 Pampas Lane

Smith’s FL05

Bermuda

Dear Andrew:

We are delighted that you have decided to act as an advisor for AXIS Specialty Limited, a Bermuda company (the “Company”) and wholly owned, indirect subsidiary of AXIS Capital Holdings Limited, a Bermuda company (the “Parent”). We thought it would be useful to lay out the terms and conditions of our agreement in this letter agreement (this “Agreement”).  This Agreement is dated as of April 2, 2006.

1.                                      Engagement

The Company hereby agrees to engage you as a finance advisor to the Company. In this capacity, you will assist the new Chief Financial Officer and the Chief Executive Officer/President of the Parent or any other appropriate designee as may be directed by him in finance matters. You will be expected to devote such time as the Company reasonably deems appropriate to the performance of your duties and responsibilities to the Company, and shall faithfully and diligently endeavor to promote the business and best interests of the Company and the Parent.

Compensation and Benefits

(a)           During your engagement hereunder with the Company, your total fee shall be $163,125.00 (the “Consulting Fee”) and shall be payable in three monthly installments of $54,375.00 in accordance with the Company’s customary payroll practices.

(b)           During your engagement hereunder by the Company, you will not be entitled to participate in any benefit plans or other fringe benefits made available to employees of the Company

(c)           During your engagement hereunder by the Company, the Company will reimburse you for all reasonable business expenses upon presentation of statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified.

2.                                      Term of Engagement

(a)           The engagement period shall commence on April 2, 2006 and shall terminate on June 30, 2006. Notwithstanding the foregoing, your engagement hereunder will be terminated upon the earliest to occur of the following events:

(i)                                    Death.  Your engagement hereunder shall automatically terminate upon your death.

(ii)                                Cause.  The Company may terminate your engagement hereunder for Cause, which, for purposes of this Agreement, shall mean (A) the willful engagement by you in misconduct that is demonstrably injurious to the Company (monetarily or otherwise) or its reputation, (B) your material breach of this Agreement or the Separation Agreement dated as of March 13, 2006 between you and the Company (the “Separation Agreement”) or (C) your conviction of, or pleading guilty or nolo contendere to, a felony or a crime involving moral turpitude.

(iii)                            Without Cause.  The Company may terminate your engagement hereunder at any time without Cause.

(iv)                              Voluntary Resignation.  You may voluntarily terminate your engagement hereunder at any time.

(b)           In the event that your engagement hereunder by the Company shall terminate for any reason, except as otherwise set forth in this Agreement, the Company’s sole obligation under the Agreement shall be to pay to you any earned but unpaid portion of the Consulting Fee through the date of termination and an amount equal to such reasonable and necessary unreimbursed business expenses incurred by you on behalf of Company on or prior to the date of termination.

(c)           In the event that the Company terminates your engagement hereunder without Cause in accordance with the provisions of Section 2(a)(ii) hereof, you shall be entitled to continuation of your Consulting Fee until June 30, 2006; provided, however, that you comply with your obligations under Sections 3, 4 and 5 hereof.

3.                                      Assignment of Intellectual Property Rights

(a)           Assignment.  You hereby assign all of your rights, title and interest to and in all Intellectual Property Rights (as defined below) conceived, developed, invented, made by you or otherwise owned by you at any time during your employment or engagement by the Company and directly or indirectly relating to the Company’s business and you agree and acknowledge that, on the date hereof, such rights to and in such Intellectual Property Rights shall become the sole property of, and belong to, the Company.

(b)           Intellectual Property Rights.  For the purposes of this Agreement, the term “Intellectual Property Right” shall mean all proprietary and other rights in and to: (i) trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin; (ii) patents, inventors’ certificates and invention disclosures; (iii) trade secrets and other confidential or non-public business information, including ideas, formulae, compositions, inventions, discoveries and improvements, know-how, manufacturing and production processes and techniques, and research and development information (whether patentable or not); drawings, specifications, designs, plans, proposals and technical data; and financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; (iv) writings and other works of authorship, whether copyrightable or not, including computer programs, data bases and documentation therefor, and all copyrights to any of the foregoing; (v) mask works; (vi) rights, title and interest in know-how, technical information, processes, practices and systems, whether or not protectable by patent, copyright or trade secret law; (vii) moral rights; (viii) rights to limit the use or disclosure of confidential information by any person; (ix) any similar tangible or intangible intellectual property or proprietary rights, information and technology; (x) registrations of, and applications to register, any of the foregoing with any governmental agency or authority and any renewals or extensions thereof, (xi) the goodwill associated with each of the foregoing and (xii) any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing; in each case in any jurisdiction.

4.                                      Non-Disclosure

(a)           In view of the fact that your work for the Company will bring you into close contact with many confidential affairs of and the Company and its affiliates not readily available to the public, as well as plans for future developments, you agree during your engagement hereunder by the Company and thereafter:

(i)                                    to keep secret and retain in the strictest confidence all proprietary or confidential matters or trade secrets of the Company or any of its subsidiaries and affiliates (which information will be deemed confidential notwithstanding any prior unauthorized disclosures), including, but not limited to, data, know-how, formulae, practices, processes, methodologies, designs, sketches, photographs, plans, drawings, specifications, samples, reports, member or customer lists, price lists, business strategies or arrangements, studies, findings, inventions, ideas, software, source code, business plans and other technical, business or financial information relating to the Company’s business, whether existing on the date hereof or hereafter (such material collectively, “Restricted Material”), and not to disclose such Restricted Material except with the Company’s permission to such third parties as may be necessary in the furtherance of the Company’s interests and in the discharge of your duties; and

(ii)                                to deliver promptly to the Company upon the termination of your engagement hereunder or at any other time as the Company may so request, all documents (and all copies thereof), in whatever form, containing Restricted Material, and all property associated therewith, which you may then possess or have under your control; provided, however, that Restricted Material shall not be subject to the confidentiality restrictions of this Section 4 where you can show that such information is, at the time of disclosure, generally known to the public.

(b)           In the event that you are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena or similar process) to disclose any Restricted Material, you agree to provide the Company with prompt notice of such request(s) so that the Company may seek an appropriate protective order or other appropriate remedy and/or waive your compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Company grants a waiver hereunder, you may furnish that portion (and only that portion) of the Restricted Material which you are legally compelled to disclose and will exercise your reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded any Restricted Material so furnished.

(c)           Nothing in this Section 4 shall be construed as granting or implying any right to you under any patent or unpatented intellectual property right of the Company, or your right to use any invention covered thereby.

5.                                      Non-Competition

Except with prior written permission of the Company, you shall not, prior to August 1, 2006 directly or indirectly (individually or on behalf of other persons): a) enter the employ of, or render services to any person, firm or corporation engaged in the insurance or reinsurance business or any other business in which the Company is, or has announced intentions to become, engaged in at any time during your employment with the Company, and within Bermuda (hereinafter, collectively referred to as the “Business”); b) engage in such Business on your own account; or c) become interested in such Business, directly or indirectly, as an owner, partner, shareholder, member, officer, principal, consultant or in any other senior executive or managerial capacity; provided, that nothing contained in this section 5 shall be deemed to prohibit you from acquiring, solely as a passive investment, no more than 5% of the total outstanding securities of any publicly held corporation.

6.                                      Enforcement

(a)           The parties hereto hereby declare that it is impossible to measure in money the damages that will accrue to the Company by reason of your failure to perform any of your obligations under Sections 3, 4 and 5. Accordingly, if the Company institutes any action or proceeding to enforce the provisions hereof, to the extent permitted by applicable law, you hereby waive the claim or defense that the Company has an adequate remedy at law, and you shall not urge in any such action or proceeding the defense that any such remedy exists at law. The foregoing rights shall be in addition to any other rights and remedies available to the Company under law or in equity.

(b)           If any of the covenants contained in Sections 4 and 5 or any part thereof, is construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portion(s). In addition, if any of the covenants contained in Sections 4 and 5 hereof, or any part thereof, is held by any person or entity with jurisdiction over the matter to be invalid or unenforceable because of duration of such provision or the geographical area covered thereby, the parties agree that such person or entity shall have the power to reduce the duration and/or geographical area of such provision and, in its reduced form, said provisions shall then be enforceable.

(c)           It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege contained in Sections 4 and 5 shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege contained in Sections 4 and 5.

7.                                      Miscellaneous

(a)           Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or three days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed to the relevant party at the address provided for such party on the first page hereof, or to such other address as any party hereto may designate by notice to the other in accordance with the foregoing.

(b)           This Agreement constitutes the entire agreement among you and the Company with respect to your engagement hereunder by the Company, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to your employment or engagement by the Company or its affiliates other than the Separation Agreement, which remains in full force and effect.

(c)           This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party against whom or which enforcement of such waiver is sought.

(d)           This Agreement and all rights and obligations hereunder, including, without limitation, matters of construction, validity and performance, shall be governed by and construed and interpreted in accordance with the laws of Bermuda without regard to principles of conflict of laws.

(e)           This Agreement shall inure for the benefit of and be an obligation of the Company’s assigns and successors; provided, however, that you may not assign your duties and obligations hereunder to any other party.

(f)            The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.  If the terms of this Agreement meet with your approval, please sign and return one copy to the Company.

Sincerely,

AXIS SPECIALTY LIMITED

By: /s/ John R. Charman

Name: John R. Charman

Title: Chief Executive Officer and President

Accepted and Agreed

as of the date first set forth above:

 /s/ Andrew Cook

D. Andrew Cook